Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion in Amendment No. 1 to the Registration Statement of Legacy Education Inc. on Form S-1 (File No. 333-281586) of our report dated December 8, 2023, except for the effect of the reverse split, as to which the date is September 10, 2024, and with respect to our audit of the consolidated financial statements of Legacy Education Inc. and Subsidiaries as of June 30, 2023 and 2022 and for the years then ended.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

September 10, 2024